Friday, January 28, 2011	Exhibit 99.1

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801or rick@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS FOURTH QUARTER 2010 RESULTS; 56% INCREASE IN EPS; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, January 28, 2011 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and year ended December 31, 2010.

Selected fourth quarter 2010 highlights

Net income available to common shareholders was $1,125,000, or $0.67 per common share, for the fourth quarter ended December 31, 2010 (fourth quarter 2010) compared with $832,000, or $0.49 per common share, for the third quarter ended September 30, 2010 (third quarter 2010), and $734,000, or $0.43 per common share, for the fourth quarter ended December 31, 2009 (fourth quarter 2009).

Net income available to common shareholders is net of preferred stock dividends of $115,000 per quarter.

•	Earnings per common share increased 55.8% to $0.67.

•	Tax equivalent net interest income increased $84,000, or 1.8%, versus third quarter 2010, and increased $296,000, or 6.7%, versus fourth quarter 2009.

•
Provision for loan losses was $380,000, versus $180,000 for third quarter 2010 and $60,000 for fourth quarter 2009. Net loan charge-offs were $307,000, versus $101,000 for third quarter 2010 and $16,000 for fourth quarter 2009.

•	Non-interest income increased $303,000, or 22.9%, versus third quarter 2010 and $402,000, or 32.9%, versus fourth quarter 2009.

•	Non-interest expense decreased $73,000, or 1.7%, versus third quarter 2010 and $174,000, or 3.9%, versus fourth quarter 2009.

•
Non-performing assets decreased $165,000 to $10.8 million, or 1.9% of total assets, versus third quarter 2010 and increased $3.0 million versus December 31, 2009. Loans receivable 30 days or more past due increased $0.5 million to $8.9 million, or 2.5% of gross loans, versus third quarter 2010 and fourth quarter 2009.

Selected fiscal year 2010 highlights

Net income available to common shareholders was $3,198,000, or $1.90 per common share, for 2010 compared with $2,102,000, or $1.25 per common share, for 2009. Net income available to common shareholders is net of preferred stock dividends of $462,000 and $365,000, respectively, for 2010 and 2009.

Selected 2010 highlights:

•	Earnings per common share increased 52.0% to $1.90.

•	Tax equivalent net interest income increased $205,000, or 1.1%.

•	Provision for loan losses was $1,000,000, versus $985,000 for 2009. Net loan charge-offs were $553,000 and $236,000, respectively, for 2010 and 2009.

•	Non-interest income increased $1,232,000, or 30.2%.

•	Non-interest expense decreased $394,000, or 2.3%.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “We are pleased with our fourth quarter earnings improvement, reflecting top line revenue growth and lower operating expenses. Our 2010 earnings per share of $1.90 represents a 52% increase over 2009 results. The improved earnings are reflective of the solid growth of our core business, primarily loans, deposits, and assets under management in our wealth advisory area, as well as the installation of rigorous expense controls.

We continue to focus on managing credit risk and are pleased to report a slight reduction in non-performing assets compared to the third quarter. However, we retain a cautious outlook due to the persistent weaknesses in the regional and national economy. As a “main street” community bank we are committed to work with our small business and retail customers during these difficult economic times and provide a financial lifeline while balancing credit risk.”

Tax equivalent net interest income for fourth quarter 2010 increased $84,000, or 1.8%, versus third quarter 2010, and $296,000, or 6.7%, versus fourth quarter 2009. Average total deposits were relatively unchanged versus third quarter 2010 and increased $14.4 million, or 3.5%, versus fourth quarter 2009. Average earning assets increased $11.1 million, or 2.1%, versus fourth quarter 2009. The net interest margin increased 5 basis points versus third quarter 2010 and 15 basis points to 3.44% for fourth quarter 2010.

The provision for loan losses for fourth quarter 2010 was $380,000, versus $180,000 for third quarter 2010 and $60,000 for fourth quarter 2009. Net loan charge-offs were $307,000, $101,000 and $16,000, for the respective periods. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained relatively unchanged at 1.10%, versus 1.12% for third quarter 2010 and 1.05% for fourth quarter 2009.

Non-interest income for fourth quarter 2010 increased $303,000 versus third quarter 2010 and $402,000 versus fourth quarter 2009. Income from sales and servicing of mortgage loans increased $198,000 and $338,000, respectively, due to increased loan sales activity of $16.2 million for fourth quarter 2010 versus $16.7 million for third quarter 2010 and $5.8 million for fourth quarter 2009. Trust and Wealth Advisory revenues increased $124,000 versus third quarter 2010 and $50,000 versus fourth quarter 2009. Service charges and fees decreased $2,000 versus third quarter 2010 and increased $68,000 versus fourth quarter 2009. Third quarter 2010 and fourth quarter 2009 included securities gains of $16,000 and $37,000, respectively, versus none for fourth quarter 2010.

Non-interest expense for fourth quarter 2010 decreased $73,000 versus third quarter 2010 and $174,000 versus fourth quarter 2009. Compensation increased $71,000 and $206,000, respectively, versus third quarter 2010 and fourth quarter 2009. Premises and equipment decreased $31,000 versus third quarter 2010, and increased $27,000 versus fourth quarter 2009. The year-over-year increase is due primarily to the opening of the Millerton branch in January 2010 and the relocation of the Sheffield branch to a larger office in August 2010. Data processing increased $63,000 versus third quarter 2010 and decreased $61,000 versus fourth quarter 2009. Professional fees decreased $282,000 versus third quarter 2010 and $277,000 versus fourth quarter 2009. FDIC insurance increased $14,000 year-over-year due to higher premiums and deposit growth. Amortization of core deposit intangibles increased $14,000 year-over-year due to the December 2009 branch acquisition. Other operating expenses decreased $110,000 and $153,000, respectively, versus third quarter 2010 and fourth quarter 2009 due to lower spending on printing, loan related services, telecommunications, consumable supplies and other operational items.

The effective income tax rates for fourth quarter 2010, third quarter 2010 and fourth quarter 2009 were 14.25%, 19.93% and 3.79%, respectively.

Loan credit quality remained stable during fourth quarter 2010 versus third quarter 2010, reflecting the state of the local and regional economies. Non-performing assets decreased $165,000 during fourth quarter 2010 to $10.8 million, or 1.87% of assets at December 31, 2010, compared with $10.9 million at September 30, 2010 and $7.7 million, or 1.37% of assets, at December 31, 2009.

During fourth quarter 2010, $1.8 million of loans were placed on non-accrual status, $1.1 million were returned to accrual status, $0.6 million were repaid, $0.6 million were foreclosed and $278,000 was charged-off. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the sale of the underlying real estate. At December 31, 2010, 28.9% of non-accrual loans were current with respect to loan payments, compared with 34.6% at September 30, 2010 and 41.7% at December 31, 2009. Loans past due 180 days include a single $3.0 million loan secured by residential building lots where Salisbury is pursuing a foreclosure action.

Troubled debt restructured (“TDR”) loans decreased $0.6 million during fourth quarter 2010 to $9.6 million, compared with $10.2 million at September 30, 2010 and $6.9 million at December 31, 2009. During fourth quarter 2010 $0.6 million was added, $0.2 million was removed for sustained satisfactory performance, $0.4 million was repaid, $0.6 million was foreclosed, and $0.1 million was charged-off. At December 31, 2010 and September 30, 2010 55.6% and 43.6%, respectively, of TDR loans were accruing, of which 88.9% and 84.4%, respectively, were current with respect to loan payments.

Loans past due 30 days or more increased $0.5 million during fourth quarter 2010 to $8.9 million, or 2.5% of loans, compared with $8.4 million, or 2.4% of loans, at September 30, 2010, and $8.4 million, or 2.6% of loans at December 31, 2009.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2010 the Bank’s Tier 1 leverage and total risk-based capital ratios were 6.77% and 11.08%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 8.39% and 13.87%, respectively. Salisbury’s higher ratios reflect the inclusion of the Treasury’s $8.8 million CPP investment, all of which has been retained at the holding company level.

At December 31, 2010, Salisbury’s assets totaled $575 million. Book value and tangible book value per common share were $27.37 and $20.81, respectively. Tangible book value excludes goodwill and core deposit intangible.

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their January 28, 2011 meeting. The dividend will be paid on February 23, 2011 to shareholders of record as of February 9, 2011.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month period ended December 31,		Twelve month period ended December 31,
STATEMENT OF INCOME	2010	2009	2010	2009
Interest and dividend income	$6,200	$6,317	$24,656	$25,866
Interest expense	1,758	2,183	7,497	9,032
Net interest income	4,442	4,134	17,159	16,834
Provision for loan losses	380	60	1,000	985
Gains on securities, net	-	37	16	473
Net other-than-temporary impairment losses	-	-	-	(1,128)
Trust and wealth advisory	595	545	2,102	1,978
Service charges and fees	526	457	2,006	1,725
Gains on sales of mortgage loans, net	391	102	889	488
Mortgage servicing, net	52	4	24	80
Other	62	79	270	459
Non-interest income	1,626	1,223	5,307	4,075
Compensation	2,343	2,136	9,069	9,150
Premises and equipment	528	502	2,099	1,969
Data processing	372	432	1,452	1,473
Professional fees	122	399	1,382	1,508
FDIC insurance	186	173	735	914
Marketing and community contributions	119	106	319	342
Amortization of core deposit intangibles	56	41	222	164
Other	515	625	1,834	1,987
Non-interest expense	4,241	4,415	17,112	17,507
Income/(loss) before income taxes	1,446	882	4,353	2,417
Income tax provision/(benefit)	206	33	693	(49)
Net income	1,240	849	3,660	2,466
Net income/(loss) available to common shareholders	1,125	734	3,198	2,102
Per common share
Basic and diluted earnings	$0.67	$0.43	$1.90	$1.25
Common dividends paid	0.28	0.28	1.12	1.12
Statistical data
Net interest margin (tax equivalent net interest income)	3.44%	3.29%	3.37%	3.50%
Efficiency ratio (tax equivalent net interest income)(note 1)	65.55	74.76	71.51	74.13
Effective income tax rate	14.25	3.79	15.92	(2.04)
Return on average assets	0.77	0.52	0.56	0.39
Return on average common shareholders’ equity	9.25	6.78	6.93	5.18
Weighted average equivalent common shares outstanding, diluted	1,687	1,687	1,687	1,686

Note 1. Non-interest income excludes other-than-temporary impairment losses. Non-interest expense excludes amortization of intangibles, and OREO gains and losses and carrying expense.

Salisbury Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

FINANCIAL CONDITION	December 31, 2010	December 31, 2009
Total assets	$575,470	$562,347
Loans receivable, net	352,449	327,257
Allowance for loan losses	3,920	3,473
Securities	153,511	151,125
Cash and cash equivalents	26,908	43,298
Goodwill and intangible assets, net	11,071	11,293
Demand (non-interest bearing)	71,565	70,026
Demand (interest bearing)	63,258	45,633
Money market	77,089	64,477
Savings and other	93,324	84,528
Certificates of deposit	125,053	153,539
Deposits	430,289	418,203
Federal Home Loan Bank advances	72,812	76,364
Repurchase agreements	13,190	11,415
Shareholders' equity	55,016	52,355
Non-performing assets	10,751	7,720
Per common share
Book value	$27.37	$25.81
Tangible book value	20.81	19.12
Statistical data
Non-performing assets to total assets	1.87%	1.37%
Allowance for loan losses to total loans	1.10	1.05
Allowance for loan losses to non-performing loans	38.65	46.64
Common shareholders' equity to assets	8.03	7.74
Tangible common shareholders' equity to assets	6.10	5.73
Tier 1 leverage capital	8.39	8.39
Total risk-based capital	13.87	12.86
Common shares outstanding, net (period end)	1,688	1,687